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Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS RESPONDS TO WASHINGTON POST ARTICLE

Seattle, WA - August 6, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) responded to an article in today’s Washington Post with respect to its development program of tgAAC94, an investigational therapy for the treatment of inflammatory arthritis. The Company believes that it is unfortunate that the article seems designed to agitate as opposed to inform. The incident central to the article currently is being assessed by the Company and the FDA, and the Company believes that it would be premature as well as irresponsible to draw any conclusions prior to the completion of that investigation.

The Company and the FDA stopped the trial in a timely manner due to uncertainty of the cause of a serious adverse event (SAE), but as has been stated previously, there is currently insufficient information to draw conclusions as to the cause. This patient’s course of illness is not consistent with the Company’s previous clinical experience in the 130 patients who have received tgAAC94 to date; nor is it consistent in the more than 300 patients that have been treated in the Company’s AAV clinical trials in total.

“Patient safety is of paramount importance and we have designed and conducted all of our trials with that in mind. We are confident in the safety of our product and platform and look forward to the opportunity to complete the clinical trials, which is the only way to determine the efficacy and safety profile of this or any other drug candidate,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics.

“All of us at Targeted Genetics are deeply saddened by the unexpected death of this patient, and while our ability to communicate around this event is limited by both patient privacy and FDA regulations, we are committed to being as transparent as possible with respect to our activities prior to the patient’s death and to sharing additional information as it becomes available," added Parker.

Patient Safety Chronology of Reporting
“We shared a very detailed chronology of our analyses and reporting activities regarding this particular study patient with the reporter from the Washington Post, which demonstrated how we acted in strictest compliance with today’s best clinical trial practices, and which was not included in the article," said Parker.

In February, 2007, the patient was enrolled into the clinical trial for tgAAC94, and received the first dose. The patient received a second dose of tgAAC94 on July 2nd.

On July 10th, the clinical investigator reported to Targeted Genetics that two patients had nausea, fever and vomiting. These are not uncommon events and were recorded as adverse events (AEs). The investigator advised that these adverse events were not related to study drug. Consistent with FDA regulatory procedures and the study protocol, these adverse events were noted and will be reported to the FDA in the study’s annual report.

On July 13th, Targeted Genetics was notified that this patient had been hospitalized, which is considered a serious adverse event (SAE). The investigator reported at this time that the SAE was unlikely related to study drug, and the event was noted and held for submission in the annual report. The second patient’s symptoms had resolved.

On July 17th, the investigator notified us that the patient’s condition was deteriorating, and reiterated that the SAE was unrelated to study drug. Although this information did not trigger a reporting requirement to the FDA, the Company proactively notified the chairman of its independent data safety monitoring board, or DSMB, about the situation on July 18th.

On the 19th, the Company notified the full DSMB. After a comprehensive analysis in concert with the DSMB, due to the temporal relationship between dosing and the onset of the event, the Company decided to report the SAE to the FDA as possibly related to study drug.

Although FDA requirements are that SAEs possibly related to study drug must be reported within a week, the Company held a teleconference on July 20th with the FDA and the clinical investigator involved in this case, within 24 hours of making the determination that the SAE was possibly related to drug. The trial was officially put on hold and all study sites were notified. The official IND safety report was filed on July 23rd.

Study Safety Reported to Date
In the Phase I/II study, 127 adults have been randomized into three dose levels to receive a single intra-articular injection of either tgAAC94 or placebo into the knee, ankle, wrist, metacarpophalangeal or elbow, followed by an open-label injection of tgAAC94 after 12 to 30 weeks, depending on when arthritis symptoms in the target joint meet criteria for re-injection.

The interim data reported by our investigators at leading scientific meetings in June 2006, November 2006 and June 2007, support the safety and tolerability of single and repeat intra-articular injections of tgAAC94 to affected joints at doses up to 1x10(13) DNase Resistant Particles per milli-liter (DRP/mL) of joint fluid in subjects with and without systemic TNF-alpha antagonists. This interim data also suggest that treatment with tgAAC94 may lead to improvements in signs and symptoms of arthritis in injected joints.

About tgAAC94
tgAAC94 is being developed as a supplemental therapeutic to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics' recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR:Fc). Soluble TNFR:Fc inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. The Company's rAAV technology platform is used to deliver genes and is based on AAV, a naturally occurring virus that has not been associated with any disease in humans.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the cause of the SAE and its impact, if any, on the timing, continuance or results of this trial. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2006 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended March 30, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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